UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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TAL International Group, Inc.
(Name of Registrant as Specified In Its Charter)
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TAL INTERNATIONAL GROUP, INC.
100 MANHATTANVILLE ROAD
PURCHASE, NEW YORK 10577
March 19, 2015

Dear Stockholders,
You are cordially invited to join us for our Annual Meeting of Stockholders to be held this year on April 28, 2015, at 10:00 a.m., Eastern Daylight Time, at the Crowne Plaza White Plains, 66 Hale Avenue, White Plains, New York 10601.
The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow describe the business to be conducted at the meeting. You will be asked to elect six directors to the Board of Directors and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and to act on any other matters as may properly come before the stockholders at the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary.
Whether or not you intend to be present at the meeting, it is important that your shares be represented. Voting instructions are provided in the Proxy Card and Proxy Statement. Please vote via the Internet, by telephone, or by completing, signing, dating, and returning your Proxy Card.

Sincerely,

Brian M. Sondey
Chairman, President and Chief Executive Officer

TAL INTERNATIONAL GROUP, INC.
100 Manhattanville Road
Purchase, New York 10577
______________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on April 28, 2015
______________________
To the Stockholders:
The Board of Directors of TAL International Group, Inc. hereby gives notice that the Annual Meeting of Stockholders of TAL International Group, Inc. will be held on April 28, 2015, at 10:00 a.m. Eastern Daylight Time, at the Crowne Plaza White Plains, 66 Hale Avenue, White Plains, New York 10601 (the “Annual Meeting”). The purpose of the Annual Meeting is to:

1.
elect six directors identified in the accompanying Proxy Statement to the Board of Directors to serve until the 2016 annual meeting of stockholders or until their respective successors are elected and qualified;

2.	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	act on any other matters as may properly come before the stockholders at the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary.
The Board of Directors has fixed the close of business March 6, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment.
You are cordially invited to attend the Annual Meeting in person. If you attend the meeting, you may vote in person if you wish, even though you may have previously voted your proxy. TAL International Group, Inc.’s Proxy Statement accompanies this notice.
March 19, 2015

By Order of the Board of Directors,
Marc Pearlin
Secretary

YOUR PROXY VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE PROMPTLY VOTE VIA THE INTERNET, BY TELEPHONE, OR COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD FOR THE ANNUAL MEETING AND RETURN IT AS INSTRUCTED ON THE PROXY CARD. THIS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.
Internet Availability of Proxy Materials
The Company’s 2015 Proxy Statement and 2014 Annual Report are available on www.proxyvote.com.

TAL INTERNATIONAL GROUP, INC.
100 Manhattanville Road
Purchase, New York 10577
______________________
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
to be held on April 28, 2015
______________________
INFORMATION ABOUT VOTING
General
This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished in connection with the solicitation by the Board of Directors of TAL International Group, Inc. (“TAL International Group”, “TAL”, the “Company”, “us” or “we”) of proxies for use at the Annual Meeting of Stockholders to be held at the Crowne Plaza White Plains, 66 Hale Avenue, White Plains, New York 10601 at 10:00 a.m., Eastern Daylight Time, on April 28, 2015, and at any adjournments thereof, for the purposes set forth in the preceding Notice of Annual Meeting of Stockholders. This Proxy Statement and the proxy card for the Annual Meeting are first being made available or distributed to stockholders of record on or about March 19, 2015.
The cost of soliciting proxies will be borne by TAL International Group, and will consist primarily of preparing and distributing the Notice of Internet Availability of Proxy Materials and this Proxy Statement. Copies of the proxy materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of TAL International Group common stock.
Why did I receive a notice in the mail regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, we are providing access to our proxy materials via the Internet this year. The Notice of Internet Availability of Proxy Materials (the "Notice") we sent to our stockholders provides instructions on how to access and review this Proxy Statement and our Annual Report online, as well as how to vote online. Providing access to proxy materials electronically significantly reduces the printing and mailing costs associated with the distribution of printed copies of our proxy materials to our stockholders.
If you receive a Notice, you will not receive a printed copy of the proxy materials by mail unless you request one. All stockholders have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail on an ongoing basis.
Who can vote?
Only holders of record as of the close of business March 6, 2015 (the “Record Date”) of TAL International Group’s common stock, par value $0.001 per share (the “Common Stock”), are entitled to vote at the Annual Meeting. On the Record Date, there were 33,253,190 shares of Common Stock outstanding.
What proposals will be voted on at the Annual Meeting?
Stockholders will vote on two proposals at the Annual Meeting:

•	the election of six directors identified in this Proxy Statement to serve on our Board of Directors (Proposal 1); and

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2).

We will also consider other business that may properly come before the Annual Meeting.
How many votes can I cast?
You will be entitled to one vote per share of Common Stock owned by you on the Record Date.
How do I vote by proxy?
Vote by Internet
The Notice and the proxy card or voting instruction card contains instructions on how to view our proxy materials on the Internet, vote your shares on the Internet, and request electronic delivery of future proxy materials. An electronic copy of this proxy statement and the Annual Report are available at www.proxyvote.com. Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time, on Monday, April 27, 2015. Have your Notice or proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
Stockholders may request receipt of future proxy materials by email, which will save us the cost of printing and mailing documents to those stockholders. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy material by email will remain in effect until you terminate it.
Vote by Telephone (1-800-690-6903)
Call 1-800-690-6903 in the United States from any touch-tone telephone and follow the instructions. Have your Proxy Card available when you call and use the Company Number and Account Number shown on your Proxy Card. The submission of your proxy by telephone is available 24 hours a day. To be valid, a submission by telephone must be received by 11:59 p.m., Eastern Time, on Monday, April 27, 2015.
Vote by Mail
Follow the instructions on the enclosed proxy card for the Annual Meeting to vote on the proposals to be considered at the Annual Meeting. Sign and date the proxy card and return it as instructed on the proxy card.
The proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on the proposals, the proxy holders will vote for you on the proposals.
Unless you instruct otherwise, the proxy holders will vote “FOR” the nominees proposed by our Board of Directors and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
What if other matters come up at the Annual Meeting?
The matters described in this proxy statement are the only matters we know will be voted on at the Annual Meeting. If other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote your shares as they see fit at their discretion.
What can I do if I change my mind after I vote my shares?
At any time before the vote at the meeting, you can revoke your proxy either by (i) giving our Secretary a written notice revoking your proxy, (ii) voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), (iii) signing, dating and returning to our Secretary a new proxy card bearing a later date, or (iv) attending the Annual Meeting and voting in person. Your presence at the Annual Meeting will not revoke your proxy unless you vote in person. All written notices or new proxies should be sent to our Secretary at our principal executive offices.

Can I vote in person at the Annual Meeting rather than by completing the proxy card?
Although we encourage you to vote via the Internet, by telephone, or by completing and returning the proxy card to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares in person.
What do I do if my shares are held in “street name”?
If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.
What are broker non-votes?
Broker non-votes are shares held in street name by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular matter. Under the rules of the New York Stock Exchange, your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposal 1 (election of directors). However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015). Broker non-votes are not counted for purposes of determining whether a proposal has been approved.
What is a quorum?
We will hold the Annual Meeting if a quorum is present. A quorum will be present if the holders of a majority of the shares of Common Stock entitled to vote on the Record Date are present in person or by proxy at the Annual Meeting. Without a quorum, we cannot hold the meeting or transact business. If you vote via the Internet, by telephone, or sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on the proposals listed on the proxy card. Abstentions and broker non-votes will also be counted as present for purposes of determining if a quorum exists.
What vote is necessary for action?
Passage of Proposal 1 (election of directors), will require, for each director, the affirmative vote of the holders of a majority of the shares of our Common Stock present in person or by proxy at the Annual Meeting and entitled to vote. You will not be able to cumulate your votes in the election of directors. Approval of Proposal 2 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015) will require the affirmative vote of the holders of a majority of the shares of our Common Stock present in person or by proxy at the Annual Meeting and entitled to vote. In tabulating the voting results for any particular proposal, abstentions have the same effect as votes against the matter.
Who pays for the proxy solicitation?
We will bear the expense of soliciting proxies for the Annual Meeting, including the costs of distributing proxy materials to our stockholders. In addition to solicitation by mail, directors, officers and other employees also may solicit proxies personally, by telephone or through electronic communications, but will not receive specific compensation for doing so. We may reimburse brokerage firms and others holding stock in their names or in names of nominees for their reasonable out-of-pocket expenses in sending proxy materials to beneficial owners.

PROPOSAL 1
ELECTION OF DIRECTORS
At the Annual Meeting, the stockholders will elect six directors to serve until the 2016 annual meeting of stockholders or until their respective successors are elected and qualified. In the absence of instructions to the contrary, a properly signed and dated proxy will vote the shares represented by that proxy “FOR” the election of the six nominees named below.
Assuming a quorum is present, each nominee will be elected as a director of TAL International Group if such nominee receives the affirmative vote of the holders of a majority of the shares of our Common Stock present in person or by proxy at the Annual Meeting and entitled to vote. All nominees are currently incumbent directors. Stockholders are not entitled to cumulate votes in the election of directors. All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by our Board of Directors. As of the date of this proxy statement, our Board of Directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected. The names of the nominees, their ages as of December 31, 2014, and certain other information about them are set forth below:

Name	Age	Position	Director Since
Malcolm P. Baker(1)(3)	45	Director	September 2006
Claude Germain(1)(2)	47	Director	February 2009
Kenneth Hanau(1)	49	Director	October 2012
Helmut Kaspers(2)(3)	49	Director	December 2011
Frederic H. Lindeberg(1)(2)(3)	74	Director	October 2005
Brian M. Sondey	47	Chairman, President, Chief Executive Officer and Director	November 2004

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee
Malcolm P. Baker has served as a director of our company since September 2006. Mr. Baker is the Robert G. Kirby Professor and the head of the finance unit of the Harvard University Graduate School of Business, the director of the corporate finance program at the National Bureau of Economic Research, and a consultant for Acadian Asset Management. Mr. Baker holds a BA in applied mathematics and economics from Brown University, an M.Phil. in finance from Cambridge University, and a Ph.D. in business economics from Harvard University.
As a result of these professional and other experiences, we believe Mr. Baker possesses particular knowledge and experience in a variety of areas including corporate finance, capital markets, and economics that strengthens the Board’s collective knowledge, capabilities, and experience.
Claude Germain has served as a director of our company since February 2009. Since 2010 Mr. Germain has been a principal in Rouge River Capital, an investment firm focused on acquiring controlling stakes in private midmarket transportation and manufacturing companies. From 2011 to 2013 Mr. Germain was also President and CEO of SMTC Corporation (NSDQ: SMTX), a global manufacturer of electronics based in Markham, Ontario. From 2005 to 2010, Mr. Germain was Executive Vice President and Chief Operating Officer for Schenker of Canada Ltd., an affiliate of DB Schenker, where he was accountable for Schenker’s Canadian business. DB Schenker is one of the largest logistics service providers in the world. As the former President of a Texas-based third-party logistics firm and a management consultant specializing in distribution for The Boston Consulting Group, Mr. Germain has extensive experience in global logistics. In 2002 and 2007, Mr. Germain won Canadian Executive of the Year in Logistics. Mr. Germain holds an MBA from Harvard Business School and a Bachelor of Engineering Physics (Nuclear) from Queen’s University.

As a result of these professional and other experiences, we believe Mr. Germain possesses particular knowledge and experience in a variety of areas including logistics, transportation, distribution, and strategic planning that strengthens the Board’s collective knowledge, capabilities, and experience.
Kenneth Hanau has served as a director of our company since October 2012. Mr. Hanau is the Managing Partner of 3i North America, part of 3i Group, a leading international investor with £10.5bn of assets under management focusing on private equity, infrastructure and debt management. Prior to joining 3i in 2007, Mr. Hanau held senior positions with Weiss, Peck & Greer and Halyard Capital, leading investments in the industrial and business services sectors. Previously Mr. Hanau worked in investment banking at Morgan Stanley and at K&H Corrugated Case Corporation, a family owned packaging business. Mr. Hanau is a former certified public accountant and started his career with Coopers & Lybrand. He received his BA with honors from Amherst College and his MBA from Harvard Business School.
As a result of these professional and other experiences, we believe Mr. Hanau possesses particular knowledge and experience in a variety of areas including corporate finance, capital markets, distribution, and strategic planning that strengthens the Board’s collective knowledge, capabilities, and experience.
Helmut Kaspers has served as a director of our Company since December 2011. Mr. Kaspers is the managing owner of Kaspers Consulting + Investments, a specialized international logistics consultancy.  Mr. Kaspers serves on the board of directors of GreenCarrier AB, one of the Nordic and Baltic region’s largest privately owned companies specializing in global transport solutions. Mr. Kaspers is the Chairman of the Supervisory Board of ADI Consult GmbH, a globally operating consulting and placement company specializing in the transport and logistics industry. Mr. Kaspers has held leadership positions in a number of global transportation companies, most recently serving as the Chief Commercial Officer Europe of the Damco Group, one of the world’s leading providers of freight forwarding and supply chain management services. Prior to Damco, he was a member of the Executive Committee and Chief Operating Officer, Air + Ocean of Logwin AG, Luxembourg from 2006 until 2013. From 2001 to 2006 Mr. Kaspers was Regional Director for Kuehne & Nagel, Germany, a leading global transportation and logistics provider. From 1996 to 2001, he was the Executive Vice President Seafreight at Schenker AG, Germany, one of the largest logistics service providers in the world. After studying in Germany, Mr. Kaspers has worked his entire career within the logistics and transportation industry, including extensive international assignments in North America and Asia.
As a result of these professional and other experiences, we believe Mr. Kaspers possesses particular knowledge and experience in a variety of areas including logistics, transportation, distribution and strategic planning that strengthens the Board’s collective knowledge, capabilities, and experience.
Frederic H. Lindeberg has served as a director of our company since October 2005. Mr. Lindeberg has had a consulting practice providing taxation, management and investment counsel since 1991, focusing on the finance, real estate, manufacturing and retail industries. Mr. Lindeberg retired in 1991 as Partner-In-Charge of various KPMG tax offices after 24 years of service where he provided both accounting and tax counsel to various clients. Mr. Lindeberg was formerly an adjunct professor at the Penn State Graduate School of Business. Mr. Lindeberg is currently a director of Safety Insurance Group, Inc. (NSDQ: SAFT), serving as chairman of its nominating and governance committee and as a member of its audit and compensation committees and formerly a trustee of Provident Senior Living Trust. Mr. Lindeberg received a BS in Business Administration from Drexel University and a JD from Temple University School of Law. Mr. Lindeberg is a certified public accountant.
As a result of these professional and other experiences, Mr. Lindeberg has been determined to be an Audit Committee Financial Expert under the SEC rules and regulations, possesses particular knowledge and experience in a variety of areas including accounting and tax, and has public company board experience that strengthens the Board’s collective knowledge, capabilities, and experience.
Brian M. Sondey is our Chairman, President and Chief Executive Officer, and has served as a director of our company since November 2004. Mr. Sondey joined our former parent, Transamerica Corporation, in April 1996 as Director of Corporate Development. He then joined TAL International Container Corporation in November 1998 as Senior Vice President of Business Development. In September 1999, Mr. Sondey became President of TAL International Container Corporation. Prior to his work with Transamerica Corporation and TAL International Container Corporation, Mr. Sondey worked as a Management Consultant at the Boston Consulting Group and as a Mergers & Acquisitions Associate at J.P. Morgan. Mr. Sondey holds an MBA from The Stanford Graduate School of Business and a BA degree in Economics from Amherst College.

As a result of these professional and other experiences, we believe Mr. Sondey possesses particular knowledge and experience in a variety of areas including corporate finance, intermodal equipment leasing, logistics, marketing, people management and strategic planning and strengthens the Board’s collective knowledge, capabilities, and experience.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE TO THE BOARD OF DIRECTORS.
Corporate Governance and Related Matters
We are required to have a majority of independent directors on our Board of Directors and to have our Audit Committee, Compensation Committee and our Nominating and Corporate Governance Committee be composed entirely of independent directors. The Board of Directors has adopted a formal policy to assist it in determining whether a director is independent in accordance with the applicable rules of the New York Stock Exchange. The Director Independence Standards are available on our corporate website at www.talinternational.com. From our main web page, scroll over “Investors” on the left side of the page and click on “Corporate Governance” from the drop down menu. Next, click on “Director Independence Standards” in the middle of the page. Applying these standards, our Board of Directors has determined that Messrs. Baker, Germain, Hanau, Kaspers and Lindeberg qualify as independent, and constitute a majority of our Board of Directors. The Board of Directors has adopted formal Corporate Governance Principles and Guidelines which are available on our website at www.talinternational.com. From our main web page, scroll over “Investors” on the left side of the page and click on “Corporate Governance” from the drop down menu. Next, click on “Corporate Governance Principles and Guidelines” in the middle of the page.
Board Leadership and Diversity
The Board of Directors is currently composed of five independent directors (Messrs. Baker, Germain, Hanau, Kaspers and Lindeberg), and our Chairman, President and Chief Executive Officer (Mr. Sondey). We believe that having a combined Chairman and Chief Executive Officer, a Board of Directors in which over 80% of its members are independent and committees composed entirely of independent directors currently provides the best Board leadership structure for our Company. In particular, we believe that having a single leader for the Company in a combined role is seen by certain customers and business partners as providing a strong, unified leadership that can enhance our ability to do business in certain global markets. This structure, together with our other corporate governance practices, provides effective oversight, expertise and representation of our stockholders’ interests.
Our Company does not currently have a formal policy concerning diversity for our Board of Directors; however, we believe that our Board is diverse in its members’ experience. We have Board members with corporate finance experience, accounting and reporting experience, various industry experience, as well as experience serving on boards of directors of publicly and privately held companies.
Compensation of Directors
Each of our non-executive directors receives an annual cash retainer plus an additional cash retainer for serving on one or more Committees and an additional retainer if they serve as the Chair of a Committee.  In addition, our non-executive directors are granted shares of Common Stock annually.

The following table sets forth information regarding the compensation earned by our directors in 2014:
DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($) (A)	Common Stock Awards ($) (B)	All Other Compensation ($)	Total ($)
Malcolm P. Baker	45,000	132,480	—	177,480
Claude Germain	45,000	132,480	—	177,480
Kenneth J. Hanau	40,000	132,480	—	172,480
Helmut Kaspers	40,000	132,480	—	172,480
Frederic H. Lindeberg	50,000	132,480	—	182,480
Total	220,000	662,400	—	882,400

(A)
In 2014, directors received a $35,000 annual retainer, $5,000 for serving on one or more Committees, and an additional $5,000 for serving as the Chair of a Committee, except that the Chair of the Audit Committee received an additional $10,000 for serving as Chair.

(B)
On January 29, 2014, Messrs. Baker, Germain, Hanau, Kaspers, and Lindeberg were each granted 3,000 shares of Common Stock. These shares of stock were granted to these independent directors at a price of $44.16 per share and were fully vested upon grant.

For Mr. Sondey’s compensation, please see the 2014 Summary Compensation Table.
All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors and committee meetings.
Risk Management
As a general matter, the Board of Directors has oversight responsibility with respect to risk management for the Company and its subsidiaries. Day-to-day risk management is the responsibility of senior management. The Board of Directors focuses on and discusses with senior management key areas of risk in the Company’s business and corporate functions such as capital expenditures, capital management, corporate debt, and customer credit and collection issues at its regular meetings.
Meetings and Committees of our Board of Directors
During 2014, our Board of Directors held five meetings and took action by unanimous written consent on five occasions. All of the directors attended 100% of the meetings of the Board of Directors and committees of the Board of Directors on which they served. Directors are expected to make every effort to attend all meetings of the Board and the committees on which they serve, and to attend the Annual Meeting of Stockholders. All directors who stood for election at the 2014 Annual Meeting of Stockholders attended that meeting.
The Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.
Audit Committee. The Audit Committee is comprised of four independent directors, Messrs. Lindeberg (Chairman), Baker, Germain, and Hanau, each of whom also is independent under Rule10A-3 of the Securities Exchange Act of 1934. The Audit Committee met four times during 2014. Our Board of Directors has determined that Mr. Lindeberg qualifies as an “audit committee financial expert” as such term is been defined by the Securities and Exchange Commission regulations.
The Audit Committee is responsible for (1) selecting the independent auditor and reviewing the fees proposed by the independent auditor for the coming year and approving in advance, all audit, audit-related and tax permissible non-audit services to be performed by the independent auditors, (2) approving the overall scope of the audit, (3) discussing the annual audited financial statements, quarterly financial statements, and Forms 10-K and 10-Q, including matters required to be reviewed under applicable legal, regulatory or New York Stock Exchange requirements, with management and the independent auditor, (4) discussing earnings press releases, guidance provided to analysts and other financial information provided to the public, with management and the independent auditor, as appropriate, (5) discussing our risk assessment and risk management policies, (6) reviewing our internal system of audit, financial and disclosure controls and the results of internal audits, (7) setting hiring policies for employees or former employees of the independent auditors, (8) establishing procedures concerning the treatment of complaints and concerns regarding accounting, internal accounting controls or audit matters, (9) handling such other matters that are specifically delegated to the Audit Committee by our Board of Directors from time to time, (10) reporting regularly to the full Board of Directors, and (11) performing the other related responsibilities that are set forth in its formal charter adopted by our Board of Directors.
The Audit Committee acts pursuant to a formal charter, which is available on our corporate website at www.talinternational.com. The charter may be found on our website as follows: From our main web page, scroll over “Investors” on the left side of the page and click on “Corporate Governance” from the drop down menu. Next, click on “Audit Committee” in the middle of the page. A written copy of the Audit Committee charter may be obtained free of charge by sending a request in writing to Marc Pearlin, our Secretary at TAL International Group, Inc., 100 Manhattanville Road, Purchase, New York 10577.
Compensation Committee. The Compensation Committee is comprised of three independent directors: Messrs. Germain (Chairman), Kaspers and Lindeberg. The Compensation Committee met twice during 2014, and took action by unanimous consent on one occasion. The Compensation Committee is responsible for (1) reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and annually evaluating the chief executive officer’s performance in light of these goals, (2) reviewing and approving the compensation and incentive opportunities of our executive officers, (3) reviewing and approving employment contracts, severance arrangements, incentive arrangements, change-in-control arrangements and other similar arrangements between us and our executive officers, (4) receiving periodic reports on our compensation programs as they affect all employees, (5) reviewing executive succession plans for business and staff organizations, (6) reviewing the Compensation Discussion and Analysis and approving it for inclusion in our Proxy Statement and (7) such other matters that are specifically delegated to the Compensation Committee by our Board of Directors from time to time.
The Compensation Committee acts pursuant to a formal charter, which is available on our corporate website at www.talinternational.com. The charter may be found on our website as follows: From our main web page, scroll over “Investors” on the left side of the page and click on “Corporate Governance” from the drop down menu. Next, click on “Compensation Committee” in the middle of the page. A written copy of the Compensation Committee charter may be obtained free of charge by sending a request in writing to Marc Pearlin, our Secretary at TAL International Group, Inc., 100 Manhattanville Road, Purchase, New York 10577.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is comprised of three of TAL International Group’s independent directors: Messrs. Baker (Chairman), Kaspers and Lindeberg. The Nominating and Corporate Governance Committee met twice during 2014. The Nominating and Corporate Governance Committee’s purpose is to assist our board in identifying individuals qualified to become members of our Board of Directors, assess the effectiveness of the board and develop our corporate governance principles. The Nominating and Corporate Governance Committee is responsible for (1) identifying and recommending for election individuals who meet the criteria the Board has established for board membership, (2) recommending nominees to be presented at the Annual Meeting of stockholders, (3) reviewing the Board’s committee structure and recommending to the Board the composition of each committee, (4) annually reviewing director compensation and benefits, (5) establishing a policy for considering stockholder nominees for election to our Board, (6) developing and recommending a set of corporate governance guidelines and reviewing them on an annual basis and (7) developing and recommending an annual self-evaluation process of the Board and its committees and overseeing such self-evaluations.
The Nominating and Corporate Governance Committee acts pursuant to a formal charter, which is available on our corporate website at www.talinternational.com. The charter may be found on our website as follows: From our main web page, scroll over “Investors” on the left side of the page and click on “Corporate Governance” from the drop down menu. Next, click on “Nominating and Corporate Governance Committee” in the middle of the page. A written copy of the Nominating and Corporate Governance Committee charter may be obtained free of charge by sending a request in writing to Marc Pearlin, our Secretary at TAL International Group, Inc., 100 Manhattanville Road, Purchase, New York 10577.

Executive Sessions
To promote open discussion among the non-executive directors, our non-executive directors, who are all independent, meet occasionally in executive sessions without management participation. For purposes of such executive sessions, our “non-executive” directors are those directors who are not executive officers of TAL International Group. Although the Board of Directors has not designated a lead independent director, Mr. Lindeberg presides at such executive sessions.
Interested parties, including stockholders, may communicate directly with our non-executive directors by writing to the non-executive directors in care of Marc Pearlin, Secretary at TAL International Group, Inc., 100 Manhattanville Road, Purchase, New York 10577. Correspondence received by the Secretary will be forwarded to the appropriate person or persons in accordance with the procedures adopted by the non-executive directors.
Director Nomination Process
The Nominating and Corporate Governance Committee makes recommendations to our Board of Directors regarding the size and composition of our Board of Directors. The Nominating and Corporate Governance Committee reviews annually with our Board of Directors the composition of our Board of Directors as a whole and recommends, if necessary, measures to be taken so that our Board of Directors reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board of Directors as a whole and contains at least the minimum number of independent directors required by the New York Stock Exchange and other applicable laws and regulations. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of our Board of Directors accurately reflects the needs of TAL International Group’s business and, in accordance with the foregoing, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills. In evaluating a director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of TAL International Group and its stockholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which our Board of Directors desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by our Board of Directors and any core competencies or technical expertise necessary to staff committees.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum qualifications set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to our Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at 100 Manhattanville Road, Purchase, New York 10577 not later than November 20, 2015 for the 2016 annual meeting and otherwise in compliance with our bylaws. Submission must include the full name, age, business address and residence address of the proposed nominee, a description of the proposed nominee’s principal occupation and business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director, the class or series and number of shares of TAL International Group stock that is owned beneficially or of record by the proposed nominee, the name and record address of such nominating stockholder, the class or series and number of shares of TAL International Group stock that is owned beneficially or of record by such nominating stockholder, a description of all arrangements or understandings between such nominating stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, a representation that the nominating stockholder intends to appear in person or by proxy at the 2016 annual meeting to nominate the person(s) named in its written notice of recommendation and such other information as required by Regulation 14A under the Exchange Act. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Code of Ethics
We have adopted the TAL International Group, Inc. Code of Ethics which applies to all officers, directors and employees. The Code of Ethics is available on our corporate website at www.talinternational.com and may be found on our website as follows: From our main web page, scroll over “Investors” on the left side of the page and click on “Corporate Governance” from the drop down menu. Next, click on “Code of Ethics/Conduct” in the middle of the page. A written copy of the Code of

Ethics may be obtained free of charge by sending a request in writing to Marc Pearlin, our Secretary at TAL International Group, Inc., 100 Manhattanville Road, Purchase, New York 10577.
Additionally we have adopted the TAL International Group, Inc. Code of Ethics for Chief Executive and Senior Financial Officers which applies to our Chief Executive Officer, Chief Financial Officer and Controller. The Code of Ethics for Chief Executive and Senior Financial Officers is available on our corporate website at www.talinternational.com and may be found on our website as follows: From our main web page, scroll over “Investors” on the left side of the page and click on “Corporate Governance” from the drop down menu. Next, click on “Code of Ethics for Chief Executive and Senior Financial Officers” in the middle of the page. A written copy of the Code of Ethics for Chief Executive and Senior Financial Officers may be obtained free of charge by sending a request in writing to Marc Pearlin, our Secretary at TAL International Group, Inc., 100 Manhattanville Road, Purchase, New York 10577.
If we make any substantive amendment to, or grant a waiver from, a provision of the TAL International Group, Inc. Code of Ethics or the TAL International Group, Inc. Code of Ethics for Chief Executive and Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will promptly disclose the nature of the amendment or waiver on our website at www.talinternational.com.
Communications with Directors
Stockholders may communicate with our Board of Directors as a group, the non-executive (independent) directors as a group or an individual director directly by submitting a letter in a sealed envelope labeled accordingly. This letter should be placed in a larger envelope and mailed to TAL International Group, Inc., 100 Manhattanville Road, Purchase, New York 10577, Attention: Marc Pearlin, Secretary.

THE NAMED EXECUTIVE OFFICERS
The following table sets forth certain information regarding our Named Executive Officers for the fiscal year ended December 31, 2014:

Name	Age	Position
Brian M. Sondey	47	Chairman, President, Chief Executive Officer and Director
John Burns	54	Senior Vice President and Chief Financial Officer
Adrian Dunner	50	Senior Vice President, Asia Pacific
Kevin Valentine	49	Senior Vice President, Trader and Global Operations
Marc Pearlin	59	Vice President, General Counsel and Secretary
Brian M. Sondey is our Chairman, President and Chief Executive Officer, and has served as a director of our company since November 2004. Mr. Sondey joined our former parent, Transamerica Corporation, in April 1996 as Director of Corporate Development. He then joined TAL International Container Corporation in November 1998 as Senior Vice President of Business Development. In September 1999, Mr. Sondey became President of TAL International Container Corporation. Prior to his work with Transamerica Corporation and TAL International Container Corporation, Mr. Sondey worked as a Management Consultant at the Boston Consulting Group and as a Mergers & Acquisitions Associate at J.P. Morgan. Mr. Sondey holds an MBA from The Stanford Graduate School of Business and a BA degree in Economics from Amherst College.
John Burns is our Senior Vice President and Chief Financial Officer. He is responsible for overseeing our Finance & Accounting, Audit, IT, Legal, and HR departments. Mr. Burns was formerly our Senior Vice President of Corporate Development, where he was responsible for the execution of our corporate development strategy. Mr. Burns joined our former parent, Transamerica Corporation, in April 1996 as Director of Internal Audit and subsequently transferred to TAL International Container Corporation in April 1998 as Controller. Prior to joining Transamerica Corporation, Mr. Burns spent 10 years with Ernst & Young LLP in their financial audit practice. Mr. Burns holds a BA in Finance from the University of St. Thomas, St. Paul, Minnesota and is a certified public accountant.
Adrian Dunner is our Senior Vice President, Asia Pacific. Mr. Dunner is responsible for managing operations and marketing for the Asia Pacific area. Mr. Dunner was previously our Senior Vice President for Marketing and Sales, where he was responsible for the execution of our global marketing strategy for all product lines, fleet operations, global logistics, and our used equipment sales efforts. Mr. Dunner joined TAL International Container Corporation in 1988 as Manager, Marketing, and has held positions as General Manager, US East Coast, Marketing Manager, and Vice President, located at various times in Cranford, NJ; Savannah, GA; Jacksonville, FL; and Purchase, NY. Prior to his employment with TAL International Container Corporation, Mr. Dunner worked as a Sales Representative for Container Transport International and as a Trade Specialist at the Center for International Trade. Mr. Dunner received a BS degree in Finance/Economics from Spring Hill University, and an MBA in Business from Jacksonville University.
Kevin Valentine is our Senior Vice President, Trader and Global Operations. Mr. Valentine is responsible for the execution of our global container sales and trading activities and for overseeing our global fleet operations, our tank and chassis leasing product lines and our regional leasing activities in the Americas. Mr. Valentine joined TAL International Container Corporation in 1994 as Marketing Manager, UK following our acquisition of his previous employer, Tiphook Container Rental. Since joining TAL, Mr. Valentine has held positions in our London office as General Manager UK, Area Director Europe and Vice President, Trader Container Sales & Trading. Mr. Valentine relocated to our Headquarters in 2008. Prior to joining TAL International Container Corporation, Mr. Valentine held positions with Tiphook Container Rental from 1990 as Marketing Manager, Indian Subcontinent and Middle East based in London and Marketing Manager, Benelux based in Antwerp, Belgium. Mr. Valentine received a BA (Hons) degree in Business from Middlesex University, London, England.
Marc Pearlin is our Vice President, General Counsel and Secretary, and is responsible for overseeing all legal matters. Mr. Pearlin joined TAL International Container Corporation in October 1986 as an Associate General Counsel, and has held positions as our Secretary and Assistant General Counsel. Mr. Pearlin holds a Juris Doctor degree from the University of Connecticut School of Law and a BA in Economics and Spanish from Trinity College, Hartford, Connecticut.

COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
This compensation discussion and analysis describes the material elements of TAL International Group, Inc.’s compensation program for its named executive officers. Additional details are provided for each element of compensation in the tables and narratives which follow.
Compensation Objectives and Philosophy
TAL seeks to provide its senior executives with compensation packages that fairly reward the executives for their contributions to TAL and allow TAL to recruit and retain high quality individuals. TAL seeks to structure its compensation plans so that they are straightforward for the executives and stockholders to understand and value, and relatively easy for the Company to administer. TAL links a portion of overall compensation to near-term and long-term measures of performance to motivate its executives and align their interests with those of our stockholders.
We believe that our compensation policies and practices do not promote excessive risk taking and therefore are not likely to have a material adverse effect on the Company. As described under "Risk Management", the Board of Directors has oversight responsibility with respect to risk management. The Compensation Committee oversees the Company's compensation and employee benefit plans and practices, including its executive compensation program and equity-based grant plan and in doing so, reviews each to see that they do not encourage excessive risk taking. The Company also has a policy prohibiting employees from engaging in speculative transactions involving Company stock, including hedging or pledging transactions. See "Anti-Hedging and Anti-Pledging Policy" below.
The stockholder’s approval in 2014, on an advisory basis, of the overall compensation of the named executive officers was taken into consideration in maintaining the general design of TAL’s executive compensation program.
Compensation Programs
The Company’s executive compensation programs include the following elements:

•	A base salary and a package of employee benefits that strives to be competitive with those offered to senior executives by our peers;

•	Annual incentive compensation based on individual and company performance; and

•	Share-based, long-term incentive compensation.
Roles and Responsibilities
The Compensation Committee (the "Committee") is comprised of three of TAL International Group's independent directors: Claude Germain (Chairman), Helmut Kaspers and Frederic H. Lindeberg. In accordance with its written charter, the Committee is responsible for establishing and overseeing the Company's compensation and benefit philosophies, plans and practices, including its executive annual base compensation, annual incentive compensation program and equity-based compensation plan.

Compensation for the Chief Executive Officer and all senior executives is established by the Committee. The Compensation Committee makes all compensation decisions with respect to our Chief Executive Officer and reviews and considers our Chief Executive Officer’s recommendations with respect to compensation decisions for our other named executive officers. The Committee has the authority under its charter to retain compensation consultants to assist it in setting executive compensation.
In establishing annual executive compensation, the Committee utilizes the following:

•	Executive compensation history;

•	Comparable company compensation; and

•	Executive and Company performance relative to established targets.
Benchmarking
The Company regularly reviews the compensation practices and the level of executive compensation at selected peer companies. Historically, this peer compensation analysis has been conducted annually, alternating between an analysis conducted in one year by TAL and then in the following year by an outside compensation consulting firm. As part of this review, the Company assesses the overall target and actual compensation levels and analyzes the mix of base salary, annual incentive compensation and long-term and equity-linked compensation of the named executive officers at the peer companies. The Company does not specifically link the target or actual compensation levels of its named executive officers to those at the identified peer companies, but rather uses the peer analysis as a point of reference when determining appropriate overall compensation levels and mix of compensation for its named executive officers.
During 2014, the Committee engaged the services of Compensia, a compensation consultant, to review the named executive officers’ compensation and perform benchmarking of compensation practices against a group of peer companies constructed by Compensia with input from TAL management. The Compensation Committee has assessed the independence of Compensia pursuant to applicable SEC Rules and Regulations and has concluded that no conflicts of interest exist that would prevent Compensia from independently providing the services for which it was engaged by the Compensation Committee.
The peer group companies used in the 2014 benchmarking survey were:

• Aircastle Limited	• Hub Group
• CAI International	• Matson
• Forward Air	• McGrath Rentcorp
• GATX	• Mobile Mini
• H&E Equipment Services
The companies selected are either direct competitors of TAL or companies that operate in similar or adjacent industries.
The 2014 benchmarking survey considered base salary, total cash compensation, and long term equity grants. The 2014 survey found that TAL’s total compensation for the CEO was slightly above the 50th percentile indicated by the identified peer companies and was approaching the middle of the range indicated by the identified peer companies for the remaining executives. The information provided by the survey was utilized in establishing executive compensation levels for 2015.
Elements of Compensation
The Company’s executive compensation program consists of the following principal elements:

•	Base salary;

•	Annual cash-based incentive compensation based on the achievement of individual and Company performance goals, which are equally weighted;

•	Equity‑based long-term compensation; and

•	Employee benefits.
Base Salary
The Committee believes that competitive base salaries are necessary to attract and retain managerial talent. Base salaries are set at levels considered to be appropriate for the scope of the job function, the level of responsibility of the individual, the skills and qualifications of the individual, and the amount of time spent in the position. Base salaries are also established to be competitive with amounts paid to employees and executive officers with comparable qualifications, experience and responsibilities at the peer group companies.
The Committee reviews the performance and sets the salary for the Chief Executive Officer on an annual basis. The Chief Executive Officer makes salary recommendations to the Committee concerning the other named executive officers, and the Committee reviews the Chief Executive Officer’s recommendations and may approve or change the recommendations for the other named executive officers. Recommendations are based on individual performance, peer group data, and published survey data detailing average salary increases across various industries and company sizes.
The following is a summary of the named executive officers’ base salaries:

	2013 Base Salary	2014 Base Salary	Increase
Brian M. Sondey(1)	$672,525	$698,000	3.8%
John Burns(2)	$320,000	$330,000	3.1%
Adrian Dunner	$322,500	$337,000	4.5%
Kevin Valentine	$265,000	$280,000	5.7%
Marc Pearlin	$275,000	$285,000	3.6%

(1)	In December 2014, the Committee approved an increase to Mr. Sondey’s salary for 2015 to $725,000, effective January 1, 2015.

(2)	In December 2014, the Committee approved an increase to Mr. Burns’ salary for 2015 to $375,000, effective January 1, 2015.
Annual Incentive Compensation
The Committee provides for annual incentive compensation in order to tie a portion of senior executives’ compensation to our short-term performance. Each year the Committee sets the target incentive compensation amount and the target incentive compensation range for the Chief Executive Officer. The Chief Executive Officer makes target incentive compensation recommendations to the Committee concerning the other named executive officers, and the Committee reviews the Chief Executive Officer’s recommendations and may approve or change the recommendations for the other named executive officers. Incentive compensation targets and ranges are expressed as a percentage of base salary. Targets are based on peer group levels, and generally referenced to benchmark data. Each year, the Committee also establishes the performance criteria to be used as a guideline for the incentive compensation calculation, and other terms and conditions of awards under the incentive compensation program.
Each year the Board of Directors, with input from the Company’s senior management, sets the operating and financial plan for the Company, which includes the plan level for Adjusted Pre-tax Earnings per Share (“APEPS”). The Company focuses on adjusted pre-tax results since it considers gains and losses on interest rate swaps and the write-off of deferred financing costs to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and anticipated future equipment purchases. The Compensation Committee uses this financial plan to establish the target level of APEPS for the APEPS component of annual incentive compensation. The Compensation Committee also establishes a payout matrix that determines how the actual level of the APEPS component will vary based on different levels of achieved APEPS. For 2014, it was determined that executives would receive 100% of the APEPS component of their annual incentive compensation if actual APEPS equaled the Plan level, and that actual payouts for the APEPS component would range from 0% of target if actual APEPS was less than 70% of Plan APEPS to 200% of target if actual APEPS was more than 120% of Plan APEPS. For 2014, target APEPS was $5.81 and actual APEPS was $5.81 resulting in a payout of 100.00% of the Incentive Compensation Target for the APEPS component of annual incentive compensation.
For the individual performance component of annual incentive compensation, each of the executive officers are evaluated based on a number of qualitative and quantitative metrics that the Compensation Committee believes are important measures of the Company’s and the executive officers’ performance. These criteria vary among the Company’s executive officers depending on their roles. Assessment criteria include strategic considerations such as how the Company’s operating and financial performance compared to the performance of its peers, how the Company’s growth rate compared to growth in the Company’s market, and how the Company’s market share changed with key customers. Performance on additional financial metrics such as leasing revenues and EBITDA are also considered as are changes in key operating metrics such as container utilization and average lease rates. The individual performance component is not determined by a formula comparing actual performance and target performance on these criteria. The Compensation Committee discusses the Company’s performance with reference to these criteria, and evaluates the strategic, operating and financial success of the Company as well as the perceived strength and importance of the contribution of each of the executive officers to the Company’s performance.
The following table shows the annual incentive compensation targets, ranges and actual incentive compensation awards for the most recent three years paid to our named executive officers (in percentages):

	Annual Incentive Compensation Target % of Salary	Annual Incentive Compensation Range % of Salary	Annual Incentive Compensation Actual % of Salary
			2014	2013	2012
Brian M. Sondey (1)	65	0 - 130	72	74	100
John Burns	60	0 - 120	60	57	86
Adrian Dunner	60	0 - 120	60	59	86
Kevin Valentine - 2014 only	60	0 - 120	63	N/A	N/A
Kevin Valentine - 2013 & 2012	50	0 - 100	N/A	52	78
Marc Pearlin	40	0 - 80	40	39	60

(1)	In December 2014, the Committee increased Mr. Sondey's annual incentive compensation target amount to 100% of salary, effective January 1, 2015.
Long-Term Equity Compensation
The Company utilizes long-term equity compensation to retain key employees, motivate them to achieve long-range goals and align their compensation with the growth of long-term value for our stockholders. The Committee administers the plans and determines the individuals eligible to receive awards, the types and number of shares of stock subject to the awards, the price and timing of awards and the other terms, conditions, performance criteria and restrictions on the awards.
Restricted Stock Grants
The Compensation Committee considers individual performance, the importance of each executive officer to the Company’s current performance, each executive officer’s tenure in the position, relative experience and future leadership potential and how the executive officer’s total and long-term equity-linked compensation compares to levels at the identified peer companies in determining how many shares of restricted stock to award each of the executive officers. In considering the individual performance of each executive officer, the Compensation Committee considers many of the same factors considered in determining the individual performance component of annual incentive compensation, and similarly, the Committee exercises discretion in its assessment and in allocating shares of restricted stock.
In 2014, the Committee approved the issuance of 136,250 shares of restricted stock to the named executive officers and other management employees. Individual grants were set based on peer group levels and the Committee’s assessment of individual performance. The restricted stock granted in 2014 have a cliff vesting date of January 1, 2017 contingent on continued employment as of the vesting date. The 2012 and 2013 restricted stock grants have cliff vesting as of the dates set forth in the table below and are contingent on continued employment as of the vesting date. There were no other restricted stock grants issued to the named executive officers or other management employees in 2014.

The following table lists the restricted stock grants outstanding for the named executive officers as of December 31, 2014:

	Restricted Stock Issued 2012	Vest Date for 2012 Grant	Restricted Stock Issued 2013	Vest Date for 2013 Grant	Restricted Stock Issued 2014	Vest Date for 2014 Grant
Brian M. Sondey	25,000	Jan. 1, 2015	28,000	Jan. 1, 2016	28,000	Jan. 1, 2017
John Burns	10,500	Jan. 1, 2015	10,500	Jan. 1, 2016	10,500	Jan. 1, 2017
Adrian Dunner	10,500	Jan. 1, 2015	10,500	Jan. 1, 2016	10,500	Jan. 1, 2017
Kevin Valentine	7,500	Jan. 1, 2015	7,500	Jan. 1, 2016	8,000	Jan. 1, 2017
Marc Pearlin	6,000	Jan. 1, 2015	6,000	Jan. 1, 2016	6,000	Jan. 1, 2017
Employee Benefits
For all named executive officers, the Company provides health and welfare benefits and an employee funded tax-qualified 401(k) plan with the Company matching employee contributions up to 3% of the employee’s salary, subject to IRS regulations and plan contribution limits. These are the same plans offered to all U.S. employees. All named executive officers also receive a car allowance. Mr. Dunner receives a housing allowance in the amount of $12,500 per month related to the additional housing costs he incurs while on assignment in Hong Kong.
Deferred Compensation Plan
The Company does not offer a deferred compensation plan to its named executive officers.
Pension Plan
The Company does not offer a pension plan to its named executive officers.
Change of Control
Awards under the Company’s 2005 Management Omnibus Incentive Plan and 2014 Equity Incentive Plan provide that the awards shall vest in the event of a Change of Control as defined in the award. Otherwise, there are no change of control agreements with our named executive officers.
Severance Plan
Upon termination of employment, the named executive officers employed in the United States may receive payments under the Company’s U.S. Severance Plan, which cover all our U.S. employees, with payment amounts depending upon the nature of the termination and length of service. In addition, upon the termination of a named executive officer’s employment for any reason or no reason, subject to our election to continue to pay to that named executive officer his base salary for a one year period following such termination, unless such termination is for cause, the named executive officer will be restricted from competing with us for a period of one year following such termination. Our named executive officers are also prohibited from disclosing any of our confidential information.
Employment Contract
In November 2004, we entered into an employment agreement with Mr. Sondey, whereby he agreed to serve as our Chief Executive Officer. The agreement currently provides for automatically renewing successive one-year terms subject to at least 90 days’ advance notice by either party of a decision not to renew the employment agreement. Mr. Sondey’s base salary for 2015 is $725,000, and under the terms of the employment agreement, is increased annually to reflect his performance and increases in the consumer price index. Mr. Sondey is also entitled to certain perquisites, as well as other benefits that are provided to other employees, which include health and disability insurance and paid vacations. Mr. Sondey is entitled to severance pay if his employment is terminated by us without cause (as defined by the employment agreement), if he terminates his employment for good reason (as defined by the employment agreement) or if he dies or becomes disabled. Upon a termination without cause or for good reason, Mr. Sondey is entitled to severance pay equal to his base salary and incentive compensation for 18 months. Upon termination of Mr. Sondey’s employment for any reason or no reason, subject to our election to continue to pay to Mr. Sondey his base salary for a one-year period following such termination, unless such termination is for cause, Mr. Sondey will be restricted from competing with us for a period of one year following such termination.
We do not have any employment agreements with any other named executive officers.
Anti-Hedging and Anti-Pledging Policy
Hedging and similar monetization transactions by a director or an executive officer can lead to a misalignment between the objectives of that director or executive officer and the objectives of our stockholders. The Company has a policy prohibiting employees, including officers, and directors from engaging in speculative transactions involving Company stock, including purchasing Company stock on margin, pledging Company stock to secure a loan, trading in options on the Company's stock, or short sales of Company stock.
Tax Deductibility of Compensation
Internal Revenue Code Section 162(m) generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the CEO as well as any of the Company’s four other most highly compensated officers. Qualifying performance-based compensation is not subject to this deduction limit. While it is the Committee’s objective to avoid the deduction limitations of Section 162(m), compensation paid may not be deductible because it exceeds the limitations or does not meet the “performance-based” or other requirements for deductibility under Section 162(m).
For a complete summary of all named executive officers’ compensation, please see the 2014 Summary Compensation Table.
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
Claude Germain, Chairman
Helmut Kaspers
Frederic H. Lindeberg

SUMMARY COMPENSATION TABLE
The following table summarizes the compensation of the Named Executive Officers for the fiscal years ended December 31, 2014, 2013 and 2012. The “Named Executive Officers” are the Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers ranked by their total compensation in the table below:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(A)	Non-Equity Incentive Plan Compensation ($)(B)	All Other Compensation ($)(C)	Total ($)
Brian M. Sondey	2014	698,000	1,236,480	499,070	16,523	2,450,073
Chairman, President, Chief Executive Officer, Director	2013	672,525	1,175,720	500,000	16,327	2,364,572
	2012	640,500	839,750	640,500	16,081	2,136,831

John Burns	2014	330,000	463,680	198,000	16,131	1,007,811
Senior Vice President, Chief Financial Officer	2013	320,000	440,895	183,360	15,950	960,205
	2012	295,000	352,695	252,225	15,708	915,628

Adrian Dunner	2014	337,000	463,680	202,500	166,149	1,169,329
Senior Vice President, Asia Pacific	2013	322,500	440,895	189,630	165,700	1,118,725
	2012	310,000	352,695	265,050	165,509	1,093,254

Kevin Valentine	2014	280,000	353,280	176,400	15,772	825,452
Senior Vice President, Trader and Global Operations	2013	265,000	314,925	136,475	15,595	731,995
	2012	252,500	251,925	195,688	15,411	715,524

Marc Pearlin	2014	285,000	264,960	114,000	16,569	680,529
Vice President, General Counsel and Secretary	2013	275,000	251,940	107,800	16,367	651,107
	2012	265,000	201,540	159,000	16,125	641,665

(A)    The stock award values shown in this column represent the grant date fair value as calculated in accordance with FASB ASC 718 - "Compensation - Stock Compensation". For further discussion regarding the assumptions used in valuing the stock awards, please refer to TAL's Form 10-K (Footnote 6 - "Capital Stock and Stock Options") filed on February 19, 2015. These stock awards have three-year cliff vesting. Information concerning the stock awards is shown in the table below:

Grant Date	Grant Price	Vesting Date
January 29, 2014	$44.16	January 1, 2017
January 29, 2013	$41.99	January 1, 2016
January 18, 2012	$33.59	January 1, 2015

(B)	Represents cash awards earned under the Incentive Compensation Program.

(C)    In 2014, all other compensation consisted of the following:

Name	Housing Allowance ($)		Savings Plan Company Match ($)	Other Compensation(1) ($)	Total ($)
Brian M. Sondey	—		7,800	8,723	16,523
John Burns	—		7,800	8,331	16,131
Adrian Dunner	150,000	(2)	7,800	8,349	166,149
Kevin Valentine	—		7,800	7,972	15,772
Marc Pearlin	—		7,800	8,769	16,569

(1)	Other compensation includes Company paid car allowances and Company paid life insurance premiums for coverage exceeding $50,000.

(2)	Mr. Dunner was paid a monthly housing allowance of $12,500. Mr. Dunner’s housing allowance amount is related to the additional housing costs he incurs while on assignment in Hong Kong.

GRANTS OF PLAN-BASED AWARDS TABLE
The following table includes certain information with respect to the non-equity incentive compensation plan awards and equity awards for the Named Executive Officers during the fiscal year ended December 31, 2014:

	2014 Range of Incentive Compensation		2014 Target Incentive Compensation		2014 Actual Incentive Compensation		2014 Restricted Stock Issued
	% of Salary	$	% of Salary	$	% of Salary	$	# of shares(1)	Grant Date	Grant Date Fair Value of Stock Awards ($)(2)(3)
Brian M. Sondey	0 - 130	0 - 907,400	65	453,700	72	499,070	28,000	January 29, 2014	1,236,480
John Burns	0 - 120	0 - 396,000	60	198,000	60	198,000	10,500	January 29, 2014	463,680
Adrian Dunner	0 - 120	0 - 404,400	60	202,200	60	202,500	10,500	January 29, 2014	463,680
Kevin Valentine	0 - 120	0 - 336,000	60	168,000	63	176,400	8,000	January 29, 2014	353,280
Marc Pearlin	0 - 80	0 - 228,000	40	114,000	40	114,000	6,000	January 29, 2014	264,960
(1)        Represents shares of restricted stock that cliff-vest on January 1, 2017.

(2)       The grant date fair value of the restricted stock awards reported in this column is the grant date value of the awards as determined under FASB ASC 718 - "Compensation - Stock Compensation".

(3)	TAL International Group's closing market price on the grant date was $44.16.

OPTIONS EXERCISED AND STOCK VESTED IN 2014
The following table includes shares of Common Stock received in 2014 by the Named Executive Officers due to stock option exercises and the vesting of restricted stock awards granted to them on February 1, 2011 that vested on January 1, 2014:

	Shares Received Due to Stock Option Exercises	Restricted Stock Awards Granted on February 1, 2011 and Vested on January 1, 2014	Value Realized on Vesting ($) (1)
Brian M. Sondey	—	22,000	1,261,700
John Burns	—	8,000	458,800
Adrian Dunner	—	8,000	458,800
Kevin Valentine	—	6,750	387,113
Marc Pearlin	—	4,000	229,400

(1)	The dollar amount represents the number of shares acquired on vesting multiplied by the market closing price of our common stock on the vesting date.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE
The following table includes certain information with respect to restricted stock awards held by each of the Named Executive Officers as of December 31, 2014. None of the named executive officers had unexercised stock options as of December 31, 2014.

	Stock Awards
Name(A)	Number of Shares That Have Not Vested (#)(A)	Market Value of Shares That Have Not Vested ($)(B)
Brian M. Sondey	81,000	3,529,170
John Burns	31,500	1,372,455
Adrian Dunner	31,500	1,372,455
Kevin Valentine	23,000	1,002,110
Marc Pearlin	18,000	784,260

(A)
Mr. Sondey’s restricted shares vest as follows: 25,000 shares on January 1, 2015, 28,000 shares on January 1, 2016 and 28,000 shares on January 1, 2017. The restricted shares of Mr. Burns and Mr. Dunner vest as follows: 10,500 shares on January 1, 2015, 10,500 shares on January 1, 2016 and 10,500 shares on January 1, 2017. Mr. Valentine’s restricted shares vest as follows: 7,500 shares on January 1, 2015, 7,500 shares on January 1, 2016 and 8,000 shares on January 1, 2017. Mr. Pearlin’s restricted shares vest as follows: 6,000 shares on January 1, 2015, 6,000 shares on January 1, 2016 and 6,000 shares on January 1, 2017.

(B)	The closing market price of the Company’s Common Stock on December 31, 2014 was $43.57.
Potential Payments upon Termination of Employment Obligations
Under the terms of his employment contract, Mr. Sondey is entitled to a minimum guaranteed payment of his base salary and incentive compensation for 18 months after termination of his employment contract (without cause by the Company or for good reason by Mr. Sondey), which as of January 1, 2015 would be $2,175,000. All of the named executive officers are also bound by a non-compete agreement, which states that when employment terminates, the Company may exercise the non-compete arrangement for a period of one year, with the named executive officers entitled to a payment of one year’s salary.
For all Named Executive Officers, in the event their employment is terminated due to death, disability, or by the Company for any reason other than Cause (as such terms are defined in the award agreement or the 2014 Equity Incentive Plan or 2005 Management Omnibus Incentive Plan, whichever is applicable), all unvested Restricted Shares which were not granted during the year in which such Termination of Service occurs shall vest. In the event their employment is terminated due to their retirement, provided they are above the age of 60, all unvested Restricted Shares shall vest as of the Participant’s Termination of Service Date.
Maximum shares eligible for accelerated vesting are shown above in the table “Outstanding Equity Awards at Fiscal Year End”.
Description of Equity Compensation Plans
Our Board of Directors adopted the 2014 Equity Incentive Plan (the “2014 Stock Plan”) which was approved by stockholders at our 2014 Annual Meeting on April 22, 2014. The 2014 Stock Plan replaced our 2005 Management Omnibus Incentive Plan. No further grants of awards will be made under the 2005 Management Omnibus Incentive Plan but the terms of the 2005 Management Omnibus Incentive Plan will continue to apply to awards previously issued under that plan.
2014 Stock Plan
We established our 2014 Stock Plan so that we and our subsidiaries could (i) attract and retain persons eligible to participate in the Plan; (ii) motivate persons eligible to participate, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align the interests of the persons eligible to participate with those of the Company’s other stockholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company and its subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term stockholder return.
Shares reserved for issuance. The maximum number of shares of Common Stock with respect to which awards may be granted under the 2014 Stock Plan is 3,000,000. To the extent that any shares subject to awards have been canceled, expired, not issued or forfeited for any reason (in whole or in part), such shares will again be available for awards under the 2014 Stock Plan. Shares subject to awards that have been retained by the Company or delivered to the Company in payment or satisfaction of the purchase price or tax withholding obligations will again be available for grant under the 2014 Stock Plan on a one-to-one basis. The Compensation Committee may make adjustments in the terms and conditions of, and the criteria included in Awards to reflect stock splits and other similar events, or in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company or changes in applicable laws, regulations or accounting principles, as the Compensation Committee determines appropriate in its discretion whenever the Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2014 Stock Plan.
Administration. The 2014 Stock Plan is administered by the Compensation Committee of our Board of Directors, which has the power to determine the eligibility of individuals to receive awards, the types and number of shares of stock subject to awards, the pricing and timing of awards and to establish the terms, conditions, performance criteria and restrictions on awards.
Participants. Any of our employees, consultants, directors or any other person providing services to us or our subsidiaries, as determined by the Committee, may be selected to participate in the 2014 Stock Plan. The granting of awards under the 2014 Stock Plan is discretionary and therefore, the Company cannot now determine the number or type of awards to be granted in the future to any particular person or group. These participants may receive one or more of the following awards:
Stock Options. Stock options may be granted under our 2014 Stock Plan, including incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonqualified stock options. The exercise price of all stock options granted under the 2014 Stock Plan will be determined by the Compensation Committee, except that the exercise price cannot be less than 100% of the fair market value on the date of the grant (or not less than 110% of fair market value in the case of incentive stock options granted to a participant who, immediately after such grant, owns more than 10% of the total combined voting power or value of all classes of our capital stock).
Upon the exercise of a stock option, the purchase price must be paid in full in either cash or its equivalent by tendering previously acquired shares of our Common Stock with a fair market value at the time of exercise equal to the exercise price, provided such shares have been held for at least six months prior to tender. The Committee may also allow a broker-assisted cashless exercise, the retention of shares by the Company of shares otherwise to be delivered upon the exercise of the stock option or exercise by any other means that it determines to be consistent with the purpose of the 2014 Stock Plan and as permitted under applicable law.
No stock options were granted to the named executive officers or other management employees during 2014.
Stock Appreciation Rights (SAR). A SAR entitles a participant to receive a payment equal in value to the difference between the fair market value of a share of stock on the date of exercise of the SAR over the exercise price of the SAR, which shall be payable in cash or shares of our Common Stock. The grant price in respect of a SAR shall equal the fair market value of the stock on the date of grant. The terms and conditions of any SAR will be determined by the Compensation Committee at the time of the grant of award and will be reflected in the award agreement.
No stock appreciation rights were granted to the named executive officers or other management employees during 2014.
Restricted Stock. A restricted stock award is the grant of shares of our Common Stock on a date determined by the Committee, and is subject to substantial risk of forfeiture until specific conditions or goals are met. Restricted stock awards are subject to such conditions, restrictions and contingencies as the Compensation Committee shall determine.
No restricted stock awards were granted to the named executive officers or other management employees during 2014 under the 2014 Stock Plan.
Dividend Equivalent Rights. The award of Dividend Equivalent Rights permits the Participant to earn an amount equal to the dividends or other distributions payable with respect to shares of our Common Stock. The terms and conditions of any Dividend Equivalent Rights will be determined by the Compensation Committee at the time of the grant of the award and will be reflected in the award agreement.
No Dividend Equivalent Rights were granted to the named executive officers or other management during 2014.
Change in Control. In the event of a Change in Control (as defined below), unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges (a) any and all Options and SARs granted under the 2014 Stock Plan shall become immediately exercisable and (b) any restriction periods and restrictions imposed on Restricted Shares shall lapse.
“Change in Control” means (1) a sale of all or substantially all of the Company’s assets or (2) a merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person; provided however, none of the following shall be considered a Change in Control: (a) a merger effected exclusively for the purpose of changing the domicile of the Company, (b) an equity financing in which the Company is the surviving corporation, or (c) a transaction in which the holders of at least 50% of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) 50% or more of the total voting power represented by the shares of voting capital stock of the Company (or surviving entity) outstanding immediately after such transaction.
Termination of Service. Each award agreement shall set forth the extent to which the participant shall have the right to exercise Options and SARs, receive unvested shares of Restricted Stock and unvested Dividend Equivalent Rights, following Termination of Service with the Company. Such provisions will be determined in the sole discretion of the Committee, shall be included in the award agreement entered into with each participant, need not be uniform among all awards issued pursuant to the 2014 Stock Plan, and may reflect distinctions based on the reasons for Termination of Service.
Amendment and Termination. The Board of Directors of the Company may at any time and from time to time, alter, amend, suspend or terminate the 2014 Stock Plan or any Award thereunder in whole or in part; provided, however, that no amendment which requires stockholder approval in order for the 2014 Stock Plan to continue to comply with any applicable tax or securities laws or regulations or the rules of any securities exchange on which the securities of the Company are listed, shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon; provided further that no such alteration, amendment, suspension or termination shall adversely affect any Award thereunder without the consent of the participant to whom such Award shall have been made. Notwithstanding the foregoing (and without the consent of any participant), the Board of Directors of the Company may amend the 2014 Stock Plan as it determines appropriate to conform to the requirements of Code Section 409A and applicable guidance of general applicability issued thereunder.

2005 Management Omnibus Incentive Plan.
We established our 2005 Management Omnibus Incentive Plan so that we and our subsidiaries could attract and retain certain employees, motivate eligible participants to achieve long-range goals and to provide incentive compensation opportunities to eligible participants that are competitive with those of similar companies. The omnibus incentive plan is administered by the Compensation Committee of our Board of Directors, which has the power to determine the ability of an eligible individual to receive awards, the types and number of shares of stock subject to the awards, the price and timing of awards and to establish the terms, conditions, performance criteria and restrictions on the awards. Any of our employees, consultants, directors or any other person providing services to us or our subsidiaries, as determined by the Committee, were established to be selected to participate in the 2005 Management Omnibus Incentive Plan. We may award these individuals with one or more of the following:
Stock Options. Stock options granted under our 2005 Management Omnibus Incentive Plan, included incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonqualified stock options. The exercise price of all stock options granted under the omnibus incentive plan was determined by the Committee, except that the exercise price could not be less than 100% of the fair market value on the date of the grant (or not less than 110% of fair market value in the case of incentive stock options granted to a participant who, immediately after such grant, owns more than 5% of the total combined voting power or value of all classes of our capital stock).
Upon the exercise of a stock option, the purchase price must be paid in full in either cash or its equivalent by tendering previously acquired shares of our Common Stock with a fair market value at the time of exercise equal to the exercise price, provided such shares have been held for at least six months prior to tender. The Committee may also allow a broker‑assisted cashless exercise, the retention by the Company of shares otherwise to be delivered upon the exercise of the stock options, exercise by the delivery of a promissory note containing terms established by the Committee or exercise by any other means that it determines to be consistent with the purpose of the omnibus incentive plan and as permitted under applicable law.
No stock options under the 2005 Management Omnibus Incentive Plan were granted to the named executive officers or other management employees during 2014.
Stock Appreciation Rights (SAR). A SAR entitles a participant to receive a payment equal in value to the difference between the fair market value of a share of stock on the date of exercise of the SAR over the exercise price of the SAR, which shall be payable in shares of our Common Stock. The grant price in respect of a SAR shall equal the fair market value of the stock on the date of the grant. The terms and conditions of any SAR would be determined by the Committee at the time of the grant of the award and reflected in the award agreement.
No stock appreciation rights were granted to the named executive officers or other management employees under the 2005 Management Omnibus Incentive Plan during 2014.
Restricted Stock. A restricted stock award is the grant of shares of our Common Stock on a date determined by the Committee, and is subject to such conditions, restrictions and contingencies as the Committee shall determine, including risk of forfeiture.
In 2014, the Compensation Committee approved the issuance of 136,250 shares of restricted stock to the named executive officers and other management employees for the 2014 benefit year. The restricted stock granted in 2014 have a cliff vesting date of January 1, 2017 contingent upon continued employment as of the date of vesting. No other restricted stock was granted to the named executive officers or other management employees during 2014.
Shares reserved for issuance. The maximum number of shares of Common Stock with respect to which awards may be granted under this Omnibus Incentive Plan was 2,500,000. As of December 31, 2014, 1,197,361 shares of Common Stock were outstanding under this omnibus incentive plan. During 2014, 2005 Management Omnibus Incentive Plan participants tendered 6,695 shares of Common Stock, all of which were subsequently retired by the Company but were available for reissuance under the 2005 Management Omnibus Incentive Plan, to satisfy payment of withholding taxes for a portion of the restricted stock vesting. The Company has frozen the 2005 Management Omnibus Incentive Plan and will not issue any additional grants under this plan.

Vesting upon a change of control. If, while any award granted under this Omnibus Incentive Plan remains outstanding, a change of control occurs, then all of the stock options and SARs outstanding at the time of such change of control will become immediately exercisable in full and all restrictions with respect to restricted stock awards shall lapse.
Amendment and termination. The Board of Directors may terminate, amend or modify the 2005 Management Omnibus Incentive Plan at any time; however, the approval of any affected participant must be obtained to amend or terminate the stock option plan to the extent the proposed amendment or termination would adversely affect the rights of any participant or any beneficiary of any award granted under the plan.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2014 with respect to outstanding awards and shares remaining available for issuance under TAL International Group’s existing equity compensation plan. Information is included in the table as to Common Stock that may be issued pursuant to TAL International Group’s equity compensation plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted‑average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
2005 Management Omnibus Incentive Plan	400,391	$38.59	—
2014 Equity Incentive Plan	—	—	3,000,000
Equity compensation plans not approved by our stockholders	—	—	—
Totals	400,391	$38.59	3,000,000

REPORT OF THE AUDIT COMMITTEE
The Audit Committee reviews TAL International Group’s financial reporting process on behalf of the Board of Directors. The Audit Committee is currently composed of four directors, all of whom are independent directors as defined under Section 10A of the Securities Exchange Act of 1934, the SEC rules, the NYSE listing standards and our corporate governance guidelines. Each member of the Audit Committee is financially literate, as that qualification is interpreted by TAL International’s Board of Directors in its business judgment. Further, Mr. Lindeberg qualifies and is designated as an “audit committee financial expert” serving on the Audit Committee as such term is defined in rules adopted by the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.
The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of TAL International Group’s financial statements, oversight with respect to the Company’s disclosure controls and procedures and internal controls over financial reporting, the evaluation and retention of TAL International Group’s independent auditor, the performance of the Company’s internal audit, ethics and compliance functions. The Audit Committee meets regularly with the head of internal audit to review the scope of internal audit activities, the results of internal audits that have been performed, the adequacy of staffing, the annual budget and the internal audit department charter. In fulfilling its responsibilities, the Audit Committee meets with management and the independent registered public accounting firm to review and discuss TAL International Group’s annual and quarterly financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in TAL International Group’s annual report on Form 10-K, any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or Form 10-Q with the Securities and Exchange Commission, and the items required to be discussed by PCAOB Auditing Standards No. 16 (Communication with Audit Committees), for annual statements, and Statement of Auditing Standards 100 for quarterly statements.
The Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of TAL International Group’s results and the assessment of TAL International Group’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by TAL International Group in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that TAL International Group’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standards No. 16 (Communication with Audit Committees).
In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from TAL International Group and its management. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of permitted non-audit services to TAL International Group is compatible with its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from TAL International Group and its management.
The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluation of TAL International Group’s internal controls, the overall quality of TAL International Group’s financial reporting, and other matters required to be discussed by PCAOB Auditing Standards No. 16 (Communication with Audit Committees).

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in TAL International Group’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

The Audit Committee: Frederic H. Lindeberg (Chair) Malcolm P. Baker Claude Germain Kenneth J. Hanau

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors has reappointed the firm of Ernst & Young LLP, an independent registered public accounting firm, as independent accountants of TAL International Group for the fiscal year ending December 31, 2015. In the event that ratification of this selection is not approved by a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote on the matter, the Audit Committee and our Board of Directors will review the Audit Committee’s future selection of an independent registered public accounting firm.
Representatives of Ernst & Young LLP will be present at the Annual Meeting. Such representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS TAL INTERNATIONAL GROUP’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.
Audit Fees
The following table sets forth the fees billed to or incurred by TAL International Group for professional services rendered by Ernst & Young LLP, the Company’s independent registered public accounting firm, for the years ended December 31, 2014 and 2013:

Type of Fees	2014	2013
Audit Fees	$1,022,333	$835,000
Audit‑Related Fees	—	65,000
Tax Fees	77,190	—
All Other Fees	—	—
Total Fees	$1,099,523	$900,000
In accordance with the SEC’s definitions and rules, “audit fees” are fees TAL International Group incurred for professional services in connection with the audit of TAL International Group’s consolidated financial statements included in Form 10-K and the review of financial statements included in Forms 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements; “audit‑related fees” are fees for assurance and related services principally in connection with securitized debt financings; “tax fees” are fees for tax compliance and tax advice; and “all other fees” are fees for any services not included in the first three categories.
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Ernst & Young LLP. These services may include audit services, audit‑related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Ernst & Young LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by Ernst & Young LLP in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees set forth on the above table were pre-approved by the Audit Committee.
The independent auditors did not provide any financial information systems design and implementation services during the years ended December 31, 2014 and 2013. The Audit Committee did consider whether the provision of such services, tax services and all other services is compatible with the independent auditor’s independence.

OTHER BUSINESS
The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Stockholders, and has no present knowledge that any others intend to present business at the Annual Meeting. If, however, other matters requiring the vote of the stockholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF MANAGEMENT AND
PRINCIPAL STOCKHOLDERS
The following tables show the beneficial ownership of our Common Stock on March 6, 2015:

•	our directors and named executive officers and all of our directors and executive officers as a group; and

•	each person who we know beneficially owns more than 5% of our Common Stock.
Beneficial ownership, which is determined in accordance with the rules and regulations of the Securities and Exchange Commission, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our Common Stock. The number of shares of our Common Stock beneficially owned by a person includes shares of Common Stock issuable with respect to options and convertible securities held by the person which are exercisable or convertible within 60 days. The percentage of our Common Stock beneficially owned by a person assumes that the person has exercised all options and converted all convertible securities the person holds which are exercisable or convertible within 60 days, and that no other persons exercised any of their options or converted any of their convertible securities. Except as otherwise indicated, the business address for each of the following persons is 100 Manhattanville Road, Purchase, New York 10577-2135. Except as otherwise indicated in the footnotes to the table or in cases where community property laws apply, we believe that each person identified in the table possesses sole voting and investment power over all shares of Common Stock shown as beneficially owned by the person. The percentages of beneficial ownership are based on 33,253,190 shares of Common Stock outstanding, together with the individual’s options to purchase shares of our Common Stock outstanding which are fully vested at March 6, 2015 and restricted stock granted and not yet vested, except that the beneficial ownership of Allianz Global Investors U.S. Holdings LLC (AGI), The Vanguard Group, Clearbridge Investments, LLC, Blackrock, Inc., LSV Asset Management, and the Common Stock reported by First Trust Portfolios L.P., First Trust Advisors L.P. and The Charger Corporation are as of December 31, 2014.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers
Brian M. Sondey(1)	226,470	*
John Burns(1)	103,407	*
Adrian Dunner(1)	92,476	*
Kevin Valentine(1)	38,000	*
Marc Pearlin(1)	34,026	*
Malcolm P. Baker	29,500	*
Claude Germain	19,330	*
Kenneth Hanau	12,500	*
Helmut Kaspers	16,500	*
Frederic H. Lindeberg	30,100	*
All directors and executive officers as a group	602,309	1.81%

*	None of the directors or named executives beneficially owned 1% or more of the Company's outstanding shares.

(1)
For each named executive officer, number of shares beneficially owned include shares of restricted stock granted in 2013, 2014 and 2015 as follows: Mr. Sondey (87,000 shares); Mr. Burns (31,500 shares); Mr. Dunner (31,500 shares); Mr. Valentine (24,000 shares); and Mr. Pearlin (18,000 shares).

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Five Percent and Greater Stockholders
Allianz Global Investors U.S. Holdings LLC(1)	2,051,351	6.17%
The Vanguard Group(2)	2,042,335	6.14%
Clearbridge Investments, LLC(3)	2,031,667	6.11%
Blackrock, Inc.(4)	1,847,561	5.56%
LSV Asset Management(5)	1,741,447	5.24%
First Trust Portfolios L.P., First Trust Advisors L.P. and The Charger Corporation(6)	1,725,682	5.19%

(1)
Based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2015 by Allianz Global Investors U.S. Holdings LLC (AGI). Allianz Global Investors GmbH, NFJ Investment Group LLC, and Allianz Global Investors U.S. LLC are investment advisers registered under Section 203 of the Investment Advisers Act of 1940, as amended, and are a directly or indirectly wholly-owned subsidiary of AGI. Allianz Global Investors GmbH had sole voting power over 356,268 shares of Common Stock and sole dispositive power over 394,746 shares of Common Stock it beneficially owned as of December 31, 2014. NFJ Investment Group LLC had sole voting power over 1,560,700 shares of Common Stock and sole dispositive power over 1,582,500 shares of Common Stock it beneficially owned as of December 31, 2014. Allianz Global Investors U.S. LLC had sole voting power and sole dispositive power over 74,105 shares of Common Stock it beneficially owned as of December 31, 2014. The principal business office address for AGI is 680 Newport Center Drive, Suite 250, Newport Beach, California 92660.

(2)
Based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2015 by The Vanguard Group. The Vanguard Group had sole voting power over 47,349 shares of Common Stock, sole dispositive power over 1,998,586 shares of Common Stock, and shared dispositive power over 43,749 shares of Common Stock it beneficially owned as of December 31, 2014. The principal business office address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(3)
Based on the Schedule 13G filed with the Securities and Exchange Commission on February 17, 2015 by Clearbridge Investments, LLC. Clearbridge Investments, LLC had sole voting power and sole dispositive power over 2,031,667 shares of Common Stock it beneficially owned as of December 31, 2014. The principal business office address for Clearbridge Investments, LLC is 620 8th Avenue, New York, New York 10018.

(4)
Based on the Schedule 13G/A filed with the Securities and Exchange Commission on January 12, 2015 by Blackrock, Inc.. Blackrock, Inc. had sole voting power over 1,767,532 shares of Common Stock and sole dispositive power over 1,847,561 shares of Common Stock it beneficially owned as of December 31, 2014. The principal business office address for Blackrock, Inc. is 40 East 52nd Street, New York, New York 10022.

(5)
Based on the Schedule 13G filed with the Securities and Exchange Commission on February 12, 2015 by LSV Asset Management. LSV Asset Management had sole voting power over 994,547 shares of Common Stock and sole dispositive power over 1,741,447 shares of Common Stock if beneficially owned as of December 31, 2014. The principal business office address for LSV Asset Management is 155 North Wacker Drive, Suite 4600, Chicago, Illinois 60606.

(6)
Based on the Schedule 13G/A jointly filed with the Securities and Exchange Commission by First Trust Portfolios L.P., First Trust Advisors L.P. and The Charger Corporation (the "Joint Schedule 13G/A Filers") on January 14, 2015, First Trust Portfolios L.P. had shared dispositive power over 1,693,577 shares of Common Stock and no shared voting power over shares of Common Stock as of December 31, 2014; and First Trust Advisors L.P. and The Charger Corporation each had shared dispositive power over 1,725,682 shares of Common Stock and shared voting power over 32,105 shares of Common Stock as of December 31, 2014. The Schedule 13G/A indicates that the Joint Schedule 13G/A Filers had no sole dispositive power and no sole voting power. In addition, the Schedule 13G/A does not indicate the beneficial owners of the shares of Common Stock, and each of the Joint Schedule 13G/A Filers disclaims beneficial ownership of the shares of Common Stock identified in the Schedule

13G/A. The principal business office address for First Trust Portfolios L.P., First Trust Advisors L.P., and The Charger Corporation is 120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires TAL International Group’s officers and directors, and holders of more than ten percent of a registered class of TAL International Group’s equity securities, to file reports of ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish TAL International Group with copies of all Section 16(a) forms they file.
Based on a review of the copies of Forms 3, 4 and 5 furnished to TAL International Group, TAL International Group believes that all section 16(a) filing requirements applicable to its officers, directors and ten percent holders were filed in a timely manner during fiscal year 2014, except for a late Form 3 filed for Michelle Gallagher, our Principal Accounting Officer, and several transactions reported late on a Form 4 for Ms. Gallagher, in both cases due to an administrative oversight.

Certain Relationships and Related Transactions
All facts and circumstances of any transactions between the Company and any executive officer, director or other related person must be fully disclosed to the chair of the Audit Committee of the Board of Directors, and prior written approval of the Audit Committee of the Board of Directors must be obtained.
Tax Sharing Agreement
We have entered into a tax sharing agreement with our U.S. subsidiaries. Under the agreement, our subsidiaries consent to filing consolidated U.S. federal income tax returns with us for any taxable year for which a consolidated return can be filed and each taxable year thereafter. For each taxable year during which a subsidiary is included in a consolidated federal income tax return, each subsidiary will pay us an amount equal to its allocated federal tax liability for that taxable year and all prior years, with certain adjustments as set forth in the agreement.
Employment Agreements
We have entered into an employment agreement with Brian M. Sondey, our Chief Executive Officer, as described in “Compensation Discussion and Analysis—Employment Contract.”
Compensation Committee Interlocks and Insider Participation
The Board of Directors has established a Compensation Committee, consisting of Messrs. Germain, Lindeberg and Kaspers. No members of the Compensation Committee are officers, employees or former officers of TAL International Group. No executive officer of TAL International Group served as a member of the compensation committee (or other committee performing equivalent functions) or board of directors of another entity, one of whose executive officers served on the Compensation Committee or as a director of TAL International Group.
MISCELLANEOUS
Stockholder Proposals
Stockholder proposals intended for inclusion in the proxy materials for the 2016 annual meeting must be received by TAL International Group no later than November 20, 2015. Such proposals should be directed to TAL International Group at its principal executive offices, 100 Manhattanville Road, Purchase, New York 10577.
Internet Availability of Proxy Materials
The Company’s 2015 Proxy Statement and 2014 Annual Report are available on www.proxyvote.com.

Incorporation by Reference
To the extent that this Proxy Statement is incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, then the sections of this Proxy Statement entitled “Report of the Compensation Committee” and “Report of the Audit Committee” will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement or any other filing that we make with the SEC.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for Proxy Statements with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers may household proxy materials, delivering a single Proxy Statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or us that materials will be sent in the householding manner to the stockholders’ address, householding will continue until otherwise notified or until the stockholder revokes such consent. If, at any time, stockholders no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, they should notify their broker if shares are held in a brokerage account or us if holding registered shares. Any beneficial owner can request (i) to receive a separate copy of an annual report or Proxy Statement for this meeting, (ii) to receive separate copies of those materials for future meetings, or (iii) if the stockholder shares an address and wishes to request delivery of a single copy of annual reports or Proxy Statements, you can make your request in writing to your broker.
FORM 10-K
A COPY OF TAL INTERNATIONAL GROUP’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO BENEFICIAL STOCKHOLDERS OR STOCKHOLDERS OF RECORD UPON WRITTEN REQUEST TO INVESTOR RELATIONS AT TAL INTERNATIONAL GROUP’S PRINCIPAL EXECUTIVE OFFICES.
March 19, 2015

By Order of the Board of Directors Marc Pearlin Secretary

DIRECTIONS TO THE CROWNE PLAZA, 66 HALE AVENUE, WHITE PLAINS, NEW YORK
FROM CONNECTICUT or NEW YORK VIA I-95 (NORTH OR SOUTH):
Follow signs for I-287 West (Cross Westchester Expressway). Take I-287 West to Exit 8 (Westchester Mall Place / White Plains). At Exit 8 merge onto Westchester Avenue westbound and continue straight for 0.8 mile and then turn left onto Bloomingdale Road. After 0.2 mile at second traffic light, turn right onto Maple Avenue. Take second right onto Hale Avenue. Hotel and parking garage is 200 ft. on the right.
FROM CONNECTICUT VIA MERRITT PARKWAY:
Merritt Parkway South to Hutchinson River Parkway South. Take Hutchinson River Parkway South to Exit 26W (Westchester Avenue West/I-287 West/White Plains). Merge onto Westchester Avenue then immediately get into the left lane and merge onto I-287 West via the left lane entrance ramp. Continue on I-287 for approximately 0.2 mile to Exit 8 (Westchester Mall Place / White Plains). At Exit 8 merge onto Westchester Avenue westbound and continue straight for 0.8 mile and then turn left onto Bloomingdale Road. After 0.2 mile at second traffic light, turn right onto Maple Avenue. Take second right onto Hale Avenue. Hotel and parking garage is 200 ft. on the right.
FROM WEST SIDE OF MANHATTAN:
West Side Highway to Henry Hudson Parkway (Route 9) North to Saw Mill River Parkway North (the Henry Hudson becomes the Saw Mill River Parkway). Follow the Saw Mill River Parkway to Exit 4, Cross County Parkway East. Take Cross County Parkway East to exit for Hutchinson River Parkway North. Take Hutchinson River Parkway North to Exit 26W toward I-287 West. Take I-287 West to Exit 8 (Westchester Mall Place / White Plains). At Exit 8 merge onto Westchester Avenue westbound and continue straight for 0.8 mile and then turn left onto Bloomingdale Road. After 0.2 mile at second traffic light, turn right onto Maple Avenue. Take second right onto Hale Avenue. Hotel and parking garage is 200 ft. on the right.
FROM QUEENS/LONG ISLAND-WHITESTONE & THROGS NECK BRIDGES:
Whitestone Bridge:
After bridge tolls, bear left for Hutchinson River Parkway North. Take Hutchinson River Parkway North to Exit 26W (I-287 West). Take I-287 West to Exit 8 (Westchester Mall Place / White Plains). At Exit 8 merge onto Westchester Avenue westbound and continue straight for 0.8 mile and then turn left onto Bloomingdale Road. After 0.2 mile at second traffic light, turn right onto Maple Avenue. Take second right onto Hale Avenue. Hotel and parking garage is 200 ft. on the right.
Throgs Neck Bridge:
After bridge tolls, bear right for I-95 (New England Thruway). Take Exit 9, Hutchinson River Parkway North. Take Hutchinson River Parkway North to Exit 26W toward I-287 West. Take I-287 West to Exit 8 (Westchester Mall Place / White Plains). At Exit 8 merge onto Westchester Avenue westbound and continue straight for 0.8 mile and then turn left onto Bloomingdale Road. After 0.2 mile at second traffic light, turn right onto Maple Avenue. Take second right onto Hale Avenue. Hotel and parking garage is 200 ft. on the right.

TAL INTERNATIONAL GROUP, INC.
100 MANHATTANVILLE ROAD
PURCHASE, NY 10577-2135

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Brian M. Sondey 02 Malcolm P. Baker 03 Claude Germain 04 Kenneth Hanau 05 Helmut Kaspers
06 Frederic H. Lindeberg

	For	Against	Abstain
2 RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

0000230311_1 R1.0.0.51160

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2015

The undersigned hereby appoint(s) Marc A. Pearlin and John Burns as proxies, each with full power of substitution, to represent and vote as designated all shares of Common Stock of TAL International Group, Inc. held of record by the undersigned on March 6, 2015 at the Annual Meeting of Stockholders of TAL International Group, Inc. to be held at the Crowne Plaza White Plains, 66 Hale Avenue, White Plains, New York 10601, at 10:00 a.m., Eastern Daylight Time, on April 28, 2015 with authority to vote upon the matters listed on this proxy card and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR THE NOMINEES" IN ITEM 1 AND "FOR" ITEM 2.

PLEASE ACT PROMPTLY
SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

Continued and to be signed on reverse side

0000230311_2 R1.0.0.51160

Quick Links

PROPOSAL 1 ELECTION OF DIRECTORS
DIRECTOR COMPENSATION TABLE
THE NAMED EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS TABLE
OPTIONS EXERCISED AND STOCK VESTED IN 2014
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER BUSINESS
INFORMATION REGARDING BENEFICIAL OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS
MISCELLANEOUS
PROXY CARD